EXHIBIT 10.22

                              LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 22nd day of December 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 1112, New York, NY 10107, and Dave Mirra ("Licensor"), c/o The Familie, an LLC organized under the State of California, having its principal place of business at 115 West Plaza Street, Solana Beach, CA 92075

      WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right, to the extent Licensor can grant such rights pursuant to law, to the use of the name and likeness of Licensor on and in connection with the development, manufacture, distribution, promotion, and sale of a line of food products, specifically chewing gum and cereal endorsed by Licensor ("the Products").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, and the approved photograph, characterization, likeness, voice, image, and biographical data of Licensor, and to the extent Licensor presently holds any protectable intellectual property rights in his name, image, or identity and is able to license such rights pursuant to applicable law, such rights (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products ("the License"). This License shall be effective worldwide from the date of this executed contract until December 31, 2002 unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement ("the licensed term"). Licensee shall have the right of first refusal regarding renewal of license at the end of this agreement.

      2. Licensee's Obligations. Licensee agrees to develop, manufacture, distribute, promote, and sell the Products, provided, however, that Licensee shall in its sole and absolute discretion have the right to determine: (a) the type and quantity of Products developed and manufactured; (b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. Nothing herein shall obligate licensor to incur any costs whatsoever. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited by licensee, subject to the terms hereof.

      3. Licensor's Obligation. At Licensee's expense, Licensor shall supply the Licensed Subject Matter and personal appearance for the purposes of a press conference at the reasonable request of Licensee to assist in the promotion of the Products. All services will be rendered on mutually agreeable dates and locations. Any additional participation is at the sole discretion of Licensor. Any reasonable transportation expenses incurred at or do to such appearances will be the responsibility of Licensee. Licensor shall further furnish Licensee with sufficient information about the Licensor's schedule to adequately plan its promotions and sales programs. Any and all publicity regarding the Products shall be issued only by Licensee, subject to prior approval by Licensor which shall not be unreasonable withheld.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensor's approval the packaging design, advertising material and all other materials to be used in connection with the Products, which approval shall not be unreasonably delayed or withheld.

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      5. Compensation.  For full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, and provided that Licensor completely perform his obligations hereunder, Licensee shall pay Licensor a license fee (the "Licensing Fee") in an amount equal to seven percent (7%) of all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts less trade and quantity discounts"). In addition, as further consideration for this Agreement, Licensor has received a warrant to purchase 25,000 shares of the Company's unregistered common stock at the purchase price of $.20 per share (the "exercise price") exercisable immediately subsequent to the execution hereof, with an expiration date of three (3) years from the date hereof.

      6. Accounting. Licensee shall render a detailed accounting to Licensor on a quarterly basis within 60 days after the first day of January, April, July, and October. Each accounting shall show both quarterly and cumulative Gross Receipts for the Products and shall be accompanied by the payment in full then due to the Licensor. Licensor, or Licensor's representative shall have the right at all reasonable times to inspect and make copies of the books and records of company, at Licensor's expense, in so far as they relate to the computation of royalties to be paid to Licensor thereunder and the shipment of endorsed products and related merchandise pursuant to this agreement. If royalties are due and unpaid, such inspection should be at licensee's expense.

      7. Insurance. Licensee maintains $2,000,000 in product liability insurance, which cover all products produced by Licensee bearing Licensor's name and likeness. Licensee will name Licensor as an additional insured to its product liability insurance policy.

      8. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy; (c) quality standards as required by industry are not met or (d) Licensee permanently discontinues production and distribution of the Products; (e) Upon death or retirement of Licensor. All royalties due to Licensor up to the date of termination will be paid to Licensor.

      9. License Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of his receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) Licensor becomes the subject of public dispute or scandal that affects Licensor's image. All royalties due to Licensor up to the date of termination will be paid to Licensor.

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this agreement, or through the negligence or intentional acts of its officers, directors, employees, or representatives, or including product liability. Licensor shall be similarly indemnified to by licensee with respect to actions..., costs in connections with the products, including, without limitation, damages allegedly caused by the products or the condition or quality of the products, and in connection with, any expediting or distribution of the licensed subject matter.

      11. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a substantial portion of Licensee's stock or assets. Licensee will remain liable for Licensor's royalty if not paid by assignee.

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      12. Notices.  Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to The Familie, 115 West Plaza Street, Solana Beach, CA 92075 . All notices to Licensee shall be sent to 250 West 57th St., Suite 1112, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

      14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action, suit or proceeding. All conflicts shall be resolved by arbitration according to the Triple A in New York City in judgment there from shall be enforceable in the applicable court.

      15. Entire Agreement. This Agreement set forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Products, then Licensee may, upon notice to Licensor, terminate this Agreement.


IN WITNESS WHEREOF, the parties have executed this agreement in New York, New York, on this day and year first above written.


LICENSEE:   FAMOUS FIXINS, INC.


            /s/ Jason Bauer
           ------------------------------
           Jason Bauer, President


LICENSOR:   /s/ Dave Mirra
            -----------------------------
            Dave Mirra

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